Exhibit 99.1

Company Press Release

Friday April 16, 2004

Edict Systems Reaches Major Milestone

Over $8 Billion Worth of Purchase Orders Processed via Web EDI Solutions

DAYTON, Ohio, April 16, 2004 — Edict Systems, Inc., the wholly owned and sole operating entity of Advant-e Corporation (OTC Bulletin Board: AVEE), announced today that it has reached a major milestone in surpassing $8 billion in purchase orders processed since January 2000 via the Company’s Web-based Electronic Data Interchange (Web EDI) services. This represents more than a 40% increase in the last twelve months.

Edict’s GroceryEC.com service is a recognized leader in the retail supply chain for Web EDI, supporting over 150 retailer, wholesaler and distributor EDI implementations. GroceryEC.com accounts for more than 90% of the $8 billion in purchase orders processed. Edict Systems is pleased to support more than 70% of the EDI requirements of the major retail grocers in the United States.

Edict’s web EDI solutions allow small and medium size suppliers to support the Electronic Data Interchange initiatives of their customers, many of whom are requiring EDI as a requisite to doing business with them. Large brand name suppliers also use Web EDI to augment their existing in-house capabilities.

Commenting on this milestone, Jason K. Wadzinski, President and CEO of Advant-e and Edict Systems stated: “We are extremely pleased with the acceleration of our transaction volume. This growth demonstrates that both large organizations and their suppliers are experiencing increased benefits from our Web EDI solutions. While we are still gaining momentum in our GroceryEC.com services, we are now generating increased interest and business in our other vertically branded solutions.”

Many large companies have invested heavily in their ability to do EDI with their large suppliers. Web EDI allows these companies to maximize their existing EDI capabilities by connecting their small and medium size suppliers to their existing systems. Edict Systems’ solutions enable businesses to automate data exchange and streamline business processes with all suppliers regardless of their size. Edict has proven itself as a leader in achieving increased value from supply chain initiatives by working closely with large buying organizations and nearly three thousand suppliers.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com , www.RetailEC.com , www.CPGSupplier.com , www.LogisticsEC.com , and www.MfgEC.com .

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration applications via its FORMULA_ONE® translation software. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.